Exhibit 99.1

Welcoming Dave Morton as Tesla’s New Chief Accounting Officer

At Tesla, we continue to bring on key new talent and grow the Tesla leadership team. Today, we are pleased to welcome Dave Morton as our Chief Accounting Officer. Dave joins us from Seagate Technology, a global provider of data storage technology and solutions where he held multiple leadership roles since joining the company in 1995.

Dave most recently served as Executive Vice President and Chief Financial Officer at Seagate and will bring more than two decades of significant financial and accounting expertise to Tesla. He will report to CFO Deepak Ahuja and be responsible for Tesla’s corporate financial reporting and global accounting, payroll, tax, and trade activities.

A graduate of California State Polytechnic University, Pomona, Dave received his bachelor’s degree in business administration and finance, real estate, and law.